Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-125611, 333-181609, and 333-256946) on Form S-8 of our report dated April 14, 2021, with respect to the consolidated financial statements of Citi Trends, Inc.

Our report dated April 14, 2021 on the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of February 3, 2019, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG LLP

Jacksonville, Florida

April 14, 2022